Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700	F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Announces FDA Approval of ANDA for Glatopa™ (glatiramer acetate injection), the First Substitutable Generic for COPAXONE® (glatiramer acetate injection) 20mg

•                  First generic multiple sclerosis product approved in the United States

•                  Approval triggers $10 million milestone payment to Momenta

CAMBRIDGE, MA — April 16, 2015 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), today announced that the U.S. Food and Drug Administration has granted marketing approval of Sandoz’s Abbreviated New Drug Application for once daily Glatopa™ (glatiramer acetate injection, formerly M356) 20 mg/mL, a generic equivalent of daily COPAXONE® 20 mg. Glatopa is the first substitutable generic indicated for the treatment of patients with relapsing-forms of multiple sclerosis (RRMS), a chronic disease of the central nervous system characterized by inflammation and neurodegeneration. Glatopa was developed under a collaboration agreement between Momenta and Sandoz and is the second complex generic developed by Momenta together with Sandoz to receive FDA approval. Glatopa will be commercialized under the Sandoz brand.

“We are proud to be able to offer patients with multiple sclerosis the first generic version of daily COPAXONE and the first generic product in this space,” said Craig Wheeler, President and CEO, Momenta Pharmaceuticals. “The FDA approval of the ANDA for once daily Glatopa further validates Momenta’s approach of using innovative physicochemical and biologic characterization to gain approval of complex generics, biosimilars and novel drugs, and advances Momenta’s goal of expanding access to high quality, more affordable medicines.”

Glatopa was determined by the FDA to be therapeutically equivalent to daily COPAXONE 20 mg, with the same active ingredients, route of administration, strength and dosage form. Glatopa’s high quality U.S.-based supply chain and manufacturing process meets rigid FDA standards, and Glatopa is fully substitutable at the pharmacy level. Glatopa is expected to offer a more affordable treatment option for people living with RRMS.

Under the terms of its collaboration agreement with Sandoz, Momenta is eligible to receive up to $140 million in milestone payments upon the achievement of certain U.S. regulatory, commercial and sales-based milestones for Glatopa, including a $10.0 million payment earned upon sole FDA approval of the ANDA, and another $10.0 million milestone payment upon first commercial sale.

Sandoz is currently evaluating launch timing.

Momenta will host a conference call and webcast for investors today at 1:30 p.m. ET to discuss the approval of this important generic medicine.  Conference call and webcast details will follow in a separate press release.

Conference Call Information

Momenta will host a conference call for investors on April 16, 2015 at 1:30 p.m. ET to provide more information about the Glatopa approval. The conference call will be webcast live and a link to the webcast may be accessed on the “Investors” section of the company’s website, www.momentapharma.com. Please go to the site at least 15 minutes prior to the call to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call.

About Relapsing-Remitting Multiple Sclerosis (RRMS)

Multiple sclerosis is a devastating chronic disease of the central nervous system characterized by inflammation and neurodegeneration. RRMS, defined by inflammatory attacks on the protective coating of neurons (myelin) and characterized by intermittent bouts of symptoms, is the most common disease course at the time of diagnosis. COPAXONE is among the leading products marketed for treatment of RRMS. It works by stopping the body from damaging its own nerve cells (myelin). In North America, COPAXONE is marketed by Teva Neuroscience, Inc., which is a subsidiary of Teva Pharmaceuticals.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex drugs and is headquartered in Cambridge, MA. Momenta is applying its technology to the development of generic versions of complex drugs, biosimilar and potentially interchangeable biologics, and to the discovery and development of novel therapeutics for oncology and autoimmune indications.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release. The company’s logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to its beliefs and intentions related to Glatopa, including those about distribution and commercialization, pricing, potential sales or revenue, the achievement of milestones and receipt of associated payments under the Company’s collaboration with Sandoz, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain such words as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Momenta is providing the information in this press release as of the date of this press release and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

COPAXONE is a registered trademark of Teva Pharmaceuticals. Glatopa is a trademark of Novartis AG.

Investor Relations:

Sarah Carmody

Momenta Pharmaceuticals

1-617-395-5189

IR@momentapharma.com

Media Relations:

Karen Sharma

MacDougall Biomedical Communications

1-781-235-3060

Momenta@macbiocom.com